EXHIBIT 5.1


                         STUBBS ALDERTON & MARKILES, LLP
                       15260 Ventura Boulevard, 20th Floor
                             Sherman Oaks, CA 91403

April 26, 2007

National Coal Corp.
8915 George Williams Road
Knoxville, TN 37923

         Re:      National Coal Corp,
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by National Coal Corp., a Florida corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 3,000,000 shares of common stock of the Company (the "Shares").

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized, and are validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                                        Very truly yours,

                                        /s/ Stubbs, Alderton & Markiles LLP
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                                        STUBBS ALDERTON & MARKILES, LLP